Equinor 2022 Reserves Report

Equinor 2022 Reserves Report

2022 Oil and gas reserves report

Equinor 2022 Reserves Report

Introduction

About the report
This report presents Equinor`s proved oil and gas reserves

as of 31 December 2022. Proved oil and gas

reserves are those quantities of oil
and gas, which, by analysis of geoscience and engineering

data, can be estimated with reasonable certainty

to be economically producible—
from a given date forward, from known reservoirs,

and under existing economic conditions,

operating methods, and government regulations—
prior to the time at which contracts providing

the right to operate expire, unless evidence

indicates that renewal is reasonably certain,
regardless of whether deterministic or probabilistic

methods are used for the estimation. The

project to extract the hydrocarbons must have
commenced or the operator must be reasonably certain

that it will commence the project within a

reasonable time.
In alignment with industry practice and regulatory requirements,

we report operational performance and supplementary

oil and gas information
(unaudited). Numbers have been prepared in accordance

with the reserve definitions of Rules 4-10(a)

(1)-(32) of Regulations S-X of the
United States Securities and Exchange Commission (SEC).

All numbers are internal estimates produced

by Equinor. Estimates of reserves
should be regarded only as estimates that may

change over time as further production history

and additional information becomes available.
The determination of these reserves is part of

an ongoing process subject to continual revision.

Moreover, identified reserves and contingent
resources that may become proved in the future

are excluded from the estimates of proved reserves

provided in this report.
The Oil and gas reserves report may be downloaded

from Equinor`s website at www.equinor.com/reports.

The report is also included as
Exhibit 15.5 to the 2022 annual report on Form

20-
F.

Equinor 2022 Reserves Report

Operational performance
Proved oil and gas reserves
Proved oil and gas reserves were estimated to be 5,191 million boe at year end 2022, compared to 5,356 million boe at the end of
2021.
Changes in proved reserves estimates are most commonly the result of revisions of estimates due to observed production
performance or changes in prices or costs, extensions of proved areas through drilling activities or the inclusion of proved reserves in
new discoveries through the sanctioning of new development projects. These changes are the result of continuous business
processes and can be expected to continue to affect reserves in the future.
Proved reserves can also be added or subtracted through purchases and sales of reserves-in-place or factors outside management
control.
Changes in oil and gas prices can affect the quantities of oil and gas that can be recovered from the accumulations. Higher oil and
gas prices will normally allow more oil and gas to be recovered, while lower prices will normally result in reduced recovery. However,
for fields with production sharing agreements (PSA), higher prices may result in reduced entitlement to produced volumes and lower
prices may result in increased entitlement to produced volumes. These described changes are included in the revisions and improved
recovery (IOR) category in the tables that follows in this report.
The principles for booking proved gas reserves are limited to contracted gas sales or gas with access to a robust gas market.
Equinor prepares its disclosures for oil and gas reserves and certain other supplemental oil and gas disclosures by geographical area,
as required by the US Securities and Exchange Commission (SEC). The geographical areas are defined by country and continent.
These are Norway, Eurasia excluding Norway, Africa, the USA and the Americas excluding USA.
In Norway and other countries where there is a high degree of certainty that the authorities will approve the plan for development and
operation (PDO), Equinor recognises reserves as proved undeveloped reserves when the PDO is submitted to the authorities.
Otherwise, reserves are generally booked as proved undeveloped reserves when regulatory approval is received, or when such
approval is imminent. Undrilled well locations in onshore fields in the USA are generally booked as proved undeveloped reserves
when a development plan has been adopted and the well locations are scheduled to be drilled within five years.
Approximately 87% of Equinor’s proved reserves are located in the Organisation of Economic Co-Operation and Development
(OECD) countries. Norway is by far the most important contributor in this category, followed by the USA. Of Equinor's total proved reserves, 5% are related to PSAs in non-OECD countries such as Angola, Brazil, Azerbaijan, Algeria,

Nigeria and Libya. Other proved
non-OECD reserves are related to concession fields in Argentina and Brazil, representing all together

7% of Equinor's total proved
reserves.

Equinor 2022 Reserves Report

Equinor 2022 Reserves Report

Changes in proved reserves in 2022
The total volume of proved reserves decreased by 165 million boe in 2022.
Change in proved reserves
For the year ended 31 December
(million boe) 2022 2021 2020
Revisions and improved recovery (IOR) 344 596 (171)
Extensions and discoveries 278 306 131
Purchases of reserves-in-place 36 - 6
Sales of reserves-in-place (128) (96) -
Total reserve additions 530 806 (34)
Production (695) (710) (710)
Net change in proved reserves (165) 96 (744)
Revisions and IOR
Revisions of previously booked reserves, including the effect of improved recovery, increased the proved reserves by net 344 million boe in 2022. The increase is the result of 433 million boe in positive revisions and increased recovery, partially offset
by 89 million boe in negative revisions. Many producing fields had positive revisions due to better performance, new drilling targets
and improved recovery measures, as well as reduced uncertainty due to further drilling and production experience. The positive
revisions also included a direct effect of higher commodity prices, increasing the proved reserves by approximately

63 million boe
through increased economic lifetime on several fields. The negative revisions were mainly related to unforeseen events and
operational challenges resulting in reduced production potential on some fields in addition to reduced entitlement volumes from
several fields with PSAs.
Extensions and discoveries
A total of net 278 million boe of new proved reserves were added through extensions and discoveries. Continuous extension of the
proved area in the Appalachian basin together with a record number of submitted PDOs in Norway, of which Munin and Halten Øst were the largest, are the main contributors in this category. In addition, this category includes extensions of proved areas through drilling of new wells in previously undrilled areas at other fields in Norway and in Argentina.
Purchases and sales of reserves-in-place

Equinor 2022 Reserves Report

A total of 36 million boe of new proved reserves in the Statfjord Area, which covers the Norwegian continental shelf (NCS) and UK
continental shelf, were purchased in 2022.
A
total of 128 million boe of sales of reserves-in-place are related to the exit of joint arrangements in Russia in addition to the sale of
the Ekofisk Area and a minority share in the Martin Linge field on the NCS. Equinor has no remaining proved reserves in Russia at
year end 2022.
In the fourth quarter of 2021, Equinor entered into an agreement to divest our interests in the Corrib field in Ireland. Closing is
dependent on governmental approval and is expected to take place in the first quarter of 2023. The sale will result in an estimated
reduction in proved reserves of approximately 11 million boe.
Production
The 2022 entitlement production was 695 million boe, down from 710 million boe in 2021 due to sales, natural decline and operational
challenges.
Development of reserves

In 2022, 241 million boe were matured from proved undeveloped to proved developed reserves. Continued

drilling in the Appalachian
basin in the USA and on major offshore assets in addition to the production start of Askeladd (Snøhvit),

Johan Sverdrup Phase 2 and
Peregrino Phase 2 contributed to the major portion of maturation of proved undeveloped to proved developed reserves in 2022.
Smaller volumes are related to individual assets world-wide. The positive revision and improved recovery of proved developed
reserves of 322 million boe is related to increased economic lifetime at some fields, increased activity levels, higher commodity prices
and implementation of improved recovery projects. Finally, 256 million boe was added to proved undeveloped reserves through extensions and discoveries, the largest of these being Munin and Halten Øst in Norway, in addition to further development in the
Appalachian basin in the USA.
In 2021, 881 million boe were matured from proved undeveloped to proved developed reserves. Production start of the Troll Phase 3
project and the Martin Linge field added more than 600 million boe to the proved developed reserves. Continued drilling in the
Appalachian basin in the USA and in the Oseberg, Johan Sverdrup, and Snorre fields in Norway increased the proved developed
reserves by 180 million boe during 2021. The
remaining 100 million boe of the matured volume is related to a wide range of activities
on assets world-wide. The positive revisions of both proved developed reserves of

471 million boe and proved undeveloped reserves
of 125 million boe are related to higher commodity prices, increasing economic lifetime at some fields,

as well as increased activity
levels. Undeveloped extensions and discoveries of 269 million boe are dominated by the onshore assets in the Appalachian basin and
in Argentina, together with the Bacalhau field in Brazil and the Johan Castberg field in

Norway.
In 2020, 250 million boe were matured from proved undeveloped to proved developed reserves. Continued

drilling in the Appalachian
basin in the USA and in the Johan Sverdrup, Ærfugl and Oseberg fields in Norway, increased the proved developed reserves by

200
million boe during 2020. The remaining 50 million boe of the matured volume was related to a wide range of activities on assets world-
wide. The negative revision of proved undeveloped reserves of 131 million boe was both related to lower commodity prices,
decreasing economic lifetime at some fields, as well as reduced activity levels and operational challenges This resulted in a reduction
of proved undeveloped reserves, particularly in the onshore assets in the USA, in fields in Brazil and in the UK.
Over the last five years, Equinor has matured 2,376 million boe of proved undeveloped reserves to proved developed reserves.
Development of proved reserves
2022 2021 2020
(million boe)
Total
proved
reserves Developed Undeveloped
Total
proved
reserves Developed Undeveloped
Total
proved
reserves Developed Undeveloped
At 1 January 5,356 3,818 1,538 5,260 3,222 2,038 6,004 3,679 2,325
Revisions and improved
recovery
344 322 22 596 471 125 (171) (40) (131)
Extensions and discoveries 278 22 256 306 37 269 131 37 94
Purchases of reserves-in-place 36 29 7 - - - 6 6 0
Sales of reserves-in-place (128) (66) (62) (96) (83) (13) - - -
Production (695) (695) - (710) (710) - (710) (710) -
Moved from undeveloped to
developed
- 241 (241) - 881 (881) - 250 (250)
At 31 December 5,191 3,672 1,519 5,356 3,818 1,538 5,260 3,222 2,038

Equinor 2022 Reserves Report

Proved developed and undeveloped reserves
As of 31 December 2022
Oil and
condensate NGL Natural gas
Total oil and
gas

(mmboe) (mmboe) (mmmcf) (mmboe)
Developed
Norway 731 149 10,294 2,714
Eurasia excluding Norway 35 3 89 53
Africa 107 8 91 131
USA 161 51 1,921 554
Americas excluding USA 216 - 25 220
Total developed proved reserves 1,249 210 12,420 3,672
Undeveloped
Norway 562 60 2,087 994
Eurasia excluding Norway 48 0 5 50
Africa 17 0 - 17
USA 56 9 423 140
Americas excluding USA 316 - 11 318
Total undeveloped proved reserves 999 70 2,526 1,519
Total proved reserves 2,248 280 14,946 5,191
As of 31 December 2022, the total proved undeveloped reserves amounted to 1,519 million boe,

65% of which are related to fields in
Norway. The Johan Sverdrup,

Snøhvit and Oseberg area fields, which have continuous development activities, together with fields not
yet in production, such as Johan Castberg and Munin, have the largest proved undeveloped reserves in Norway. The largest assets
with proved undeveloped reserves outside Norway, are Bacalhau,

Peregrino and Roncador in Brazil, the Appalachian basin, Vito and
Caesar-Tonga in the USA, Mariner in the UK, and ACG in Azerbaijan. All these fields are either producing or will start production within the next five years.
For fields with proved reserves where production has not yet started, investment decisions have already been sanctioned and
investments in infrastructure and facilities have commenced. There are no material development projects, which would require a
separate future investment decision by management, included in our proved reserves. Some offshore development activities will take
place more than five years from the disclosure date on many fields, but these are mainly related to incremental type of spending, such
as drilling of additional wells from existing facilities, in order to secure continued production.
For projects under development, the Covid-19 pandemic impacted progress due to personnel limitations on offshore as well as
onshore facilities and yards. The

pandemic has delayed production start at the Johan Castberg field in Norway. The field was originally planned to start production in 2022, four years after the field development was sanctioned. The

start-up is delayed to 2024.
For our onshore assets, all proved undeveloped reserves are limited to wells that are scheduled to be drilled within five years.
In 2022, Equinor incurred USD 6.9 billion in development costs relating to assets carrying proved reserves, of which USD 5.8 billion
was related to proved undeveloped reserves.
Reserves replacement
The reserves replacement ratio is defined as the net amount of proved reserves added divided by produced volumes in any given
period.
The 2022 reserves replacement ratio was 76% and the corresponding three-year average was 62%.
The organic reserves replacement ratio, excluding sales and purchases, was 89% in 2022 compared to 127% in

2021. The organic
average three-year replacement ratio was 70% at the end of 2022 compared to 68% at the end of 2021.

Equinor 2022 Reserves Report

Reserves replacement ratio
For the year ended 31 December
2022 2021 2020
Annual 76% 113% (5%)
Three-year-average 62% 61% 95%
Proved reserves by region
Proved reserves in Norway
A total of 3,708 million boe was recognised as proved reserves on the NCS, representing

71% of Equinor's total proved reserves at
year end 2022. Of these, 3,208 million boe are related to fields and field areas currently in production, 94% of which is operated by
Equinor.
Production experience, further drilling and improved recovery on many of Equinor’s producing fields contributed with positive revisions
of 318 million boe in 2022. Negative revisions totalled 43 million boe and were mainly related to operational challenges. Higher
commodity prices increased the proved reserves by 74 million boe. PDOs for several new fields have been submitted to the
Norwegian Ministry of Petroleum and Energy in 2022, contributing to extensions and discoveries which totalled 181 million boe in
2022. This increase also included the addition of new segments to some fields.
Of total proved reserves on the NCS, 2,714 million boe (73%) are proved developed reserves at year end 2022. Of the total proved
reserves in this area, 60% are gas reserves mainly related to large fields such as Troll, the Oseberg area and

Snøhvit, and 40% are
liquid reserves mainly related to large fields such as Johan Sverdrup, Snorre and the Oseberg area.

Equinor 2022 Reserves Report

Proved reserves in Eurasia, excluding Norway
A total of 103 million boe was recognised as proved reserves in the United Kingdom, Azerbaijan and Ireland at year end 2022.
Eurasia excluding Norway represents 2% of Equinor's total proved reserves. All fields in this area are producing. The sale of our
interest in joint arrangements in Russia in 2022 resulted in a reduction of proved reserves of 86 million boe.
Of total proved reserves in Eurasia excluding Norway,

53 million boe (52%) are proved developed reserves at year end 2022. Of the total proved reserves in this area, 84% are liquid reserves mainly related to larger fields such as

ACG and Mariner, and 16% are gas
reserves mainly related to the Corrib field and the UK part of the Statfjord field.
Proved reserves in Africa
A total of 148 million boe was recognised as proved reserves in PSAs in Angola, Algeria,

Nigeria and Libya at year end 2022. Angola
and Algeria are the primary contributors to the proved reserves in this area. Africa represents 3% of Equinor's total proved reserves.
All fields in this area are producing. Net positive revisions increased the proved reserves by 29 million boe in 2022, mainly related to
extended contract and longer technical lifetime on some fields, new wells and positive reservoir performance. Higher commodity
prices decreased the proved reserves in Africa by 20 million boe.
Of total proved reserves in Africa, 131 million boe (88%) are proved developed reserves at year end 2022. Of the total proved
reserves in this area, 89% are liquid reserves mainly related to large oil fields such as Agbami,

In Amenas and Murzuq, and 11% are
gas reserves related to the In Salah field.
Proved reserves in the USA
A total of 694 million boe was recognised as proved reserves related to onshore operations and offshore fields in the USA at year end
2022. The USA represents 13% of Equinor's total proved reserves. All fields in this area except for Vito are in the production phase at
year end. Most of the onshore operations and offshore fields in the USA are mature and on decline. New wells extending the proved
areas in the USA onshore assets in 2022, added a total of 89 million boe in the extensions and discoveries category. The proved
reserves in the USA were also subject to a net positive revision of 49 million boe, mainly due to increased activity levels and higher
commodity prices.
Of total proved reserves in the USA, 554 million boe (80%) are proved developed reserves at year end 2022. Of the total proved
reserves in this area, 60% are gas reserves mainly related to the Appalachian basin, and

40% are liquid reserves mainly related to the
Appalachian basin and the offshore fields Caesar-Tonga and St. Malo.

Equinor 2022 Reserves Report

Proved reserves in the Americas excluding USA
A total of 538 million boe was recognised as proved reserves in the Americas excluding

USA at year end 2022, generally at the same
level as at year end 2021. Three fields are located offshore Brazil, two fields offshore Canada and one field onshore in Argentina.

The
Americas excluding USA represents 10% of Equinor's total proved reserves. All fields in this area except for Bacalhau are in the
production phase at year end.
Of total proved reserves in the Americas excluding USA, 220 million boe (41%) are proved developed reserves at year end 2022. Of
the total proved reserves in this area, 99% are liquid reserves mainly related to large oil fields such as Bacalhau, Peregrino and
Roncador, and 1% are gas reserves.
Preparation of reserves estimates
Equinor's annual reporting process for proved reserves is coordinated by a central corporate reserves management

(CRM) team
consisting of qualified professionals in geosciences, reservoir and production technology and financial evaluation. The team has an
average of more than 25 years' experience in the oil and gas industry. CRM reports to the senior vice president of accounting and financial compliance in the Chief financial officer organisation and is independent of the exploration and production business areas. All
the reserves estimates have been prepared by Equinor's technical staff.
Although the CRM team reviews the information centrally, each asset team is responsible for ensuring compliance with the requirements of the SEC and Equinor's corporate standards. Information about proved oil and gas reserves, standardised measures
of discounted net cash flows related to proved oil and gas reserves and other information related to proved oil and gas reserves, is
collected from the local asset teams and checked by CRM for consistency and conformity with applicable standards. The final
numbers for each asset are quality-controlled and approved by the responsible asset managers,

before aggregation to the required
reporting level by CRM.
The person with primary responsibility for overseeing the preparation of the reserves estimates is the manager of the CRM team. The
person who currently holds this position has a bachelor's degree in earth sciences from the University of Gothenburg, and a master's

Equinor 2022 Reserves Report

degree in petroleum exploration and exploitation from Chalmers University of Technology in Gothenburg, Sweden. She has 37 years'
experience in the oil and gas industry, 36 of them with Equinor. She is a member of the Society of Petroleum Engineering (SPE) and of the UNECE Expert Group on Resource Management (EGRM).
DeGolyer and MacNaughton report
Petroleum engineering consultants DeGolyer and MacNaughton have carried out an independent evaluation of Equinor’s

proved
reserves as of 31 December 2022 using data provided by Equinor. The evaluation accounts for 100% of Equinor's proved reserves including equity accounted entities. The aggregated net proved reserves estimates prepared by

DeGolyer and MacNaughton do not
differ materially from those prepared by Equinor when compared on the basis of net equivalent barrels.
A report of third party summarising this evaluation is included as Exhibit 15.3 in the annual report on Form 20-F for 2022.
Net proved reserves
Oil and
condensate NGL/LPG Natural gas
Oil equivalent

At 31 December 2022 (mmboe) (mmboe) (mmmcf) (mmboe)
Estimated by Equinor 2,248 280 14,946 5,191
Estimated by DeGolyer and MacNaughton 2,311 289 15,252 5,318

Equinor 2022 Reserves Report

Operational statistics
Developed and undeveloped oil and gas acreage
Total

gross and net developed and undeveloped oil and gas acreage, in which Equinor had interests at 31 December 2022, are
presented in the table below.
Total developed and undeveloped oil and gas acreage
At 31 December 2022 (in thousands of acres) Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Developed acreage

- gross
1)
903 41 846 387 259 2,437
- net
2)
370 14 267 96 63 809
Undeveloped acreage

- gross
1)
11,473 1,487 6,006 1,679 22,655 43,300
- net
2)
5,117 751 1,813 656 10,018 18,355
1) A gross value reflects the acreage in which

Equinor has a working interest.
2) The net value corresponds to the sum of

the fractional working interests owned by

Equinor in the same acreage.
Equinor’s largest concentrations of net developed acreage in Norway are in the Troll, Oseberg Area, Snøhvit, Ormen Lange and
Johan Sverdrup fields. In Africa, the Algerian gas development projects In Amenas and In Salah represent the largest concentrations
of net developed acreage. In the USA, the Appalachian basin assets represents the largest net developed acreage.
The largest concentration of net undeveloped acreage is in Argentina, which represents 36% of

Equinor’s total net undeveloped
acreage, followed by Norway and Canada.

At 31 December 2022, Equinor no longer holds acreage in Russia due to the exit of joint arrangements.

Equinor holds acreage in numerous concessions, blocks and leases. The terms and conditions regarding expiration dates vary
significantly from property to property. Work programmes are designed to ensure that the exploration potential of any property is fully evaluated before expiration.

Acreage related to several of these concessions, blocks and leases are scheduled to expire within the next three years. Most of the
undeveloped acreage that will expire within the next three years, is related to early exploration activities where no production is
expected in the foreseeable future. The expiration of these concessions, blocks and leases will therefore not have any material impact
on our proved reserves. Any acreage which has already been evaluated to be non-profitable may be relinquished prior to the current
expiration date. In other cases, Equinor may decide to apply for an extension if more time is needed to fully evaluate the potential of
the properties. Historically, Equinor has generally been successful in obtaining such extensions.

Equinor 2022 Reserves Report

Productive oil and gas wells
The number of gross and net productive oil and gas wells, in which Equinor had interests at 31 December 2022, are presented in the
table below.
The gross and net number of oil wells has decreased from last year mainly due to the exit of joint arrangements in Russia and the sale
of the Ekofisk Area. The gross and net number of gas wells has increased from last year mainly due to continued drilling in the
Appalachian basin onshore assets in the USA.
The total gross number of productive wells at year end 2022 includes 319 oil wells and 12 gas wells with multiple completions or wells
with more than one branch.
Number of productive oil and gas wells
At 31 December 2022 Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Oil wells - gross
1)
776 163 467 75 231 1712
- net
2)
335 37 71 24 68 536
Gas wells - gross
1)
225 6 115 2421 0 2767
- net
2)
97 2 44 469 0 613
1) A gross value reflects the number of wells in which

Equinor owns a working interest.
2) The net value corresponds to the sum of

the fractional working interests owned by

Equinor in the same gross wells.

Equinor 2022 Reserves Report

Net productive and dry oil and gas wells drilled
The following table presents the number of net productive and dry exploratory and development oil and gas wells drilled and
completed or abandoned over the past three years. Productive wells include exploratory wells in which hydrocarbons were
discovered, and where drilling or completion has been suspended pending further evaluation. A dry well is a well found to be
incapable of producing sufficient quantities to justify completion as an oil or gas well. Dry development wells are mainly injector wells,
but does also include drilled and permanently abandoned wells.
Number of net productive and dry oil and gas wells drilled
1)
Norway
Eurasia

excluding
Norway Africa USA
Americas
excluding
USA Total
Year 2022
Net productive and dry exploratory wells drilled 6.7 - 0.3 0.5 5.1 12.6
- Net dry exploratory wells 4.5 - 0.2 0.5 2.1 7.3
- Net productive exploratory wells 2.2 - 0.1 - 3.0 5.3
Net productive and dry development wells drilled 35.4 5.4 4.0 27.6 12.3 84.7
- Net dry development wells 6.4 1.8 0.9 - 0.1 9.2
- Net productive development wells 28.9 3.6 3.1 27.6 12.2 75.5
Year 2021
Net productive and dry exploratory wells drilled 7.4 0.5 - - 0.6 8.5
- Net dry exploratory wells 4.0 0.5 - - 0.6 5.0
- Net productive exploratory wells 3.5 - - - - 3.5
Net productive and dry development wells drilled 38.8 26.6 2.0 19.7 8.5 95.6
- Net dry development wells 8.3 8.6 0.4 - 0.4 17.8
- Net productive development wells 30.5 18.0 1.5 19.7 8.1 77.8
Year 2020
Net productive and dry exploratory wells drilled 8.2 2.0 - 1.1 2.7 14.0
- Net dry exploratory wells 4.7 1.0 - 0.4 0.9 6.9
- Net productive exploratory wells 3.6 1.0 - 0.7 1.8 7.0
Net productive and dry development wells drilled 27.6 22.1 1.6 48.2 8.7 108.2
- Net dry development wells 4.0 3.9 - - 0.7 8.6
- Net productive development wells 23.6 18.2 1.6 48.2 8.0 99.6
1) The net value corresponds to the sum of the

fractional working interests owned by Equinor

in the same gross wells.

Equinor 2022 Reserves Report

Exploratory and development drilling in process
The following table presents the number of gross and net exploratory and development oil and gas wells in the process of being
drilled, or drilled but not yet put on stream at 31 December 2022.
Number of wells in progress
At 31 December 2022 Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Exploratory wells - gross
1)
4.0 - - 1.0 - 5.0
- net
2)
2.2 - - 0.3 - 2.4
Development wells - gross
1)
36.0 5.0 7.0 9.0 8.0 65.0
- net
2)
15.7 1.2 2.0 4.0 1.8 24.8
1) A gross value reflects the number of wells

in which Equinor owns a working interest.
2) The net value corresponds to the sum of

the fractional working interests owned by

Equinor in the same gross wells.
Delivery commitments
Equinor is responsible for managing, transporting and selling the Norwegian State's oil and gas from the NCS on behalf of the
Norwegian State's direct financial interest (SDFI). These reserves are sold in conjunction with Equinor’s own reserves. As part of this
arrangement, Equinor delivers gas to customers under various types of sales contracts. In order to meet the commitments, a field
supply schedule is utilised to ensure the highest possible total value for Equinor and SDFI's joint portfolio of oil and gas.
Equinor’s and SDFI's delivery commitments under bilateral agreements for the calendar years

2023, 2024, 2025

and 2026

expressed
as the sum of expected gas off-take, are equal to 43.3, 26.4, 20.2 and 10.6 bcm, respectively. Delivery commitments under bilateral agreements is declining over time as our customers are increasingly requesting more and more short-term contracts and increased
volumes are traded on the spot market.
Equinor’s currently developed gas reserves on the NCS are more than sufficient to meet our share of these commitments for the next
four years.
Any remaining volumes after covering our delivery commitments under the bilateral agreements, will be sold through trading activities
at the hubs.

Equinor 2022 Reserves Report

Entitlement production
The following tables present Equinor's Norwegian and international entitlement production of oil, condensate, NGL and natural gas for
the periods indicated. The stated production volumes are the volumes to which Equinor is entitled,

pursuant to conditions laid down in
licence agreements and PSAs. The production volumes are net of royalty oil paid in-kind, and of gas used for fuel and flaring.
Production is based on proportionate participation in fields with multiple owners and does not include production of the Norwegian
State's oil and gas. NGL includes both LPG and naphtha. For further information on production volumes see section Terms and
abbreviations.

Equinor 2022 Reserves Report

Entitlement production
Consolidated companies Equity accounted
Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Subtotal
Eurasia
excluding
Norway
Americas
excluding
USA Subtotal Total
Oil and condensate (mmboe)
2022 188 11 32 33 23 287 1 3 4 291
2021 200 15 32 37 19 303 5 2 7 310
2020 193 15 39 48 25 320 1 1 2 322
NGL (mmboe)
2022 34 0 2 8 - 45 - - - 45
2021 38 0 3 9 - 49 - - - 49
2020 40 0 3 11 - 54 - - - 54
Natural gas (mmmcf)
2022 1,608 23 28 346 7 2,012 0 2 3 2,015
2021 1,500 20 41 396 8 1,966 3 1 5 1,971
2020 1,425 26 42 373 9 1,874 3 1 3 1,878
Combined oil, condensate, NGL and natural gas (mmboe)
2022 508 16 40 103 24 691 1 3 5 695
2021 505 18 42 117 20 703 6 2 8 710
2020 486 20 49 126 26 708 2 1 3 710
The Troll field in Norway is the only field containing more than 15% of total proved reserves based on barrels of oil equivalent.

Troll entitlement production 2022 2021 2020
Troll field

Oil and condensate (mmboe) 7 8 9
NGL (mmboe) 2 2 2
Natural gas (mmmcf) 427 403 378
Combined oil, condensate, NGL and natural gas

(mmboe)
85 82 79

Equinor 2022 Reserves Report

Supplementary oil and gas information (unaudited)
In accordance with the US Financial Accounting Standards Board Accounting Standards

Codification "Extractive Activities - Oil and
Gas" (Topic 932), Equinor is reporting certain supplemental disclosures about oil and gas exploration and production operations.
While this information is developed with reasonable care and disclosed in good faith, it is emphasised that some of the data is
necessarily imprecise and represents only approximate amounts because of the subjective judgement involved in developing such
information. Accordingly, this information may not necessarily represent the present financial condition of Equinor or its expected future results.
For further information regarding the reserves estimation requirement, see note 12 Property, plant and equipment - Estimation uncertainty regarding determining oil and gas reserves and Estimation uncertainty; Proved oil and gas reserves in the annual report
on Form 20-F for 2022.
No events have occurred since 31 December 2022 that would result in a significant change in the estimated proved reserves or other
figures reported as of that date.
Proved oil and gas reserves
Equinor's proved oil and gas reserves have been estimated by its qualified professionals in accordance with industry standards under
the requirements of the US Securities and Exchange Commission (SEC), Rule

4-10 of Regulation S-X. Statements of reserves are
forward-looking statements. Proved oil and gas reserves are those quantities of oil and gas, which,

by analysis of geoscience and
engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known
reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which
contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether
deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or
the operator must be reasonably certain that it will commence the project within a reasonable time.
The determination of these reserves is part of an ongoing process subject to continual revision as additional information becomes
available. Estimates of proved reserve quantities are dynamic and change over time as new information becomes available.
Moreover, identified reserves and contingent resources that may become proved in the future are excluded from the estimates of proved reserves.
Equinor's proved reserves are recognised under various forms of contractual agreements, including PSAs where Equinor's share of
reserves can vary due to commodity prices or other factors. Reserves from agreements such as

PSAs are based on the volumes to
which Equinor has access (cost oil and profit oil), limited to available market access. At 31 December

2022, 5%
of total proved
reserves were related to such agreements, representing 10% of the oil, condensate and NGL reserves and 1% of the gas reserves.
This compares with 6% and 5% of total proved reserves for 2021 and 2020, respectively. Net entitlement oil and gas production from fields with such agreements was 44 million boe during 2022, compared to 49 million boe for 2021 and

59 million boe for 2020. Equinor
participates in such agreements in Algeria, Angola, Azerbaijan, Brazil, Libya and Nigeria.
Equinor is recording, as proved reserves, volumes equivalent to our tax liabilities under negotiated fiscal arrangements (PSAs) where
the tax is paid on behalf of Equinor. Reserves

are net of royalty volumes in the USA and net of royalty paid in-kind in PSA fields.
Proved reserves does not include quantities consumed during production.
Rule 4-10 of Regulation S-X requires that the estimation of reserves shall be based on existing economic conditions, including a 12-
month average price determined as an unweighted arithmetic average of the first-of-the month price for each month within the
reporting period, unless prices are defined by contractual arrangements. Volume weighted average prices for the total Equinor portfolio, and the Brent blend price, are presented in the following table:

Equinor 2022 Reserves Report

Volume weighted average prices

at 31 December
Brent blend Oil Condensate NGL
Natural gas

(USD/boe) (USD/boe) (USD/boe) (USD/boe) (USD/mmbtu)
2022 101.24 100.30 90.79 56.23 30.66
2021 69.22 67.61 65.02 47.17 11.89
2020 41.26 40.60 33.99 23.72 3.18
Higher commodity prices affected the profitable reserves to be recovered from accumulations, resulting in increased proved reserves.
The positive revisions due to higher price are in general a result of later economic cut-off. For fields with a PSA the effect of higher
prices is to some degree offset

by reduced entitlement to the reserves. These changes are all included in the revision category, giving a net increase of Equinor’s proved reserves at year end.
From the NCS, Equinor is responsible for managing, transporting and selling the Norwegian State's oil and gas on behalf of the
Norwegian State's direct financial interest (SDFI). These reserves are sold in conjunction with the Equinor reserves. As part of this
arrangement, Equinor delivers and sells gas to customers in accordance with various types of sales contracts on behalf of the SDFI.
In order to fulfil the commitments, Equinor utilises a field supply schedule which provides the highest possible total value for the joint
portfolio of oil and gas between Equinor and the SDFI.
Equinor and the SDFI receive income from the joint gas sales portfolio based upon their respective share in the supplied volumes. For
sales of the SDFI gas, to Equinor and to third parties, the payment to the Norwegian State is based on achieved prices, a net back
formula calculated price or market value. All of the Norwegian State's oil and NGL is acquired by Equinor. The price Equinor pays to the SDFI for the crude oil is based on market reflective prices. The prices for NGL are either based on achieved prices, market value
or market reflective prices. The regulations of the owner's instruction may be changed or withdrawn by the Equinor ASA's general
meeting.
Topic 932 requires the presentation of reserves and certain other supplemental oil and gas disclosures by geographic area, defined as country or continent containing 15% or more of total proved reserves. At 31 December 2022,

Norway is the only country in this
category, with 71% of the total proved reserves. The USA contains close to 15% of the total proved reserves at 31 December 2022 and has been close to this level for several years. Management has therefore determined that the most meaningful presentation of
geographical areas in 2022 would be Norway, the USA, and the continents of Eurasia excluding Norway, Africa, and Americas excluding USA.
Proved reserves movements
The largest relative changes in the proved reserves within a geographic area compared to the previous year for each of the last three
years, are summarised below. All changes in the Net proved reserves (in million boe) table that represent 10% or more of the net proved reserves in million boe at the beginning of each year are discussed.
Proved reserves movements 2022
Eurasia excluding Norway
The net decrease of 14 million boe in revisions and improved recovery in Eurasia excluding

Norway is the combined effect of mainly
negative revisions based on reduced production potential, and reduced entitlement volumes resulting from higher commodity prices.
Purchase of the UK part of the Statfjord field is the main reason for the increase of 15 million boe through purchases of reserves-in-
place in this area. Exit from our Russian joint arrangements reduced the proved reserves in both consolidated (10 million boe) and
equity accounted (76 million boe) companies and is included as a sales of reserves-in-place.
Africa
The net effect of revisions and improved recovery of 29 million boe in Africa is the combined effect of 46 million boe in positive
revisions resulting from both longer economic lifetime with higher commodity prices as well as extended contract and longer technical
lifetime on some fields, and negative revisions of 17 million boe related to reduced entitlement volumes with higher commodity prices.

USA
The increase of 89 million boe in extensions and discoveries in the USA is the result of new wells drilled in previously unproven areas
in our onshore developments in the Appalachian basin assets.
Americas excluding USA
The increase of 9 million boe in extensions and discoveries in the Americas excluding USA is the result of new wells drilled in
previously unproven areas in our onshore developments in Argentina.
Proved reserves movements 2021
Norway

Equinor 2022 Reserves Report

The increase of 465 million boe in revisions and improved recovery in Norway was the combined effect of positive revisions following
increased certainty in the ultimate recovery at many fields, prolonged economic lifetime at several fields due to higher commodity
prices, and decisions to install low pressure production facilities increasing the future recovery at the Oseberg and Ormen Lange
fields.
Eurasia excluding Norway
The net decrease of 16 million boe in equity accounted assets in the revisions and improved recovery category was related to proved
reserves in Russia, where negative revisions of 35 million boe due to reduced production potential in some areas was partially offset
by positive revisions based on increased certainty in the expected ultimate recovery in other areas.
USA
The increase of 78 million boe in revisions and improved recovery was the combined effect of positive revisions following increased certainty in the ultimate recovery, and prolonged economic lifetime at several fields mainly due to higher commodity prices. Sales of reserves-in-place of 89 million boe was a result of the divestment of our interests in the Bakken assets which was completed in 2021.
Americas excluding USA
The increase of 62 million boe in revisions and improved recovery was mainly related to proved reserves in Brazil and is the combined
effect of positive revisions following increased certainty in the ultimate recovery, and prolonged economic lifetime due to higher commodity prices. The increase of 210 million boe in extensions and discoveries was the result of sanctioning of the Bacalhau
development in Brazil, and the 14 million boe of equity accounted additions in the same category represent drilling of new wells in
previously unproven areas at the Bandurria Sur development in Argentina.
Proved reserves movements 2020
Africa
The net increase of 40 mill boe in revision and improved recovery was mainly due to positive revisions on several fields with PSAs in
Angola, Algeria, Nigeria and Libya.

USA
The net decrease of 118 million boe in revisions and improved recovery included a negative revision of 110 million boe related to our onshore developments. This was mainly due to reduced activity levels as well as shorter economic field lifetime caused by lower oil
and gas prices. The lower prices have also affected some of our Gulf of Mexico fields negatively. The increase of 101 million boe in extension and discoveries was the result of new wells drilled in previously unproven areas in our onshore developments.
Americas excl USA
The net decrease of 55 million boe in revisions and improved recovery was mainly due to shorter economic lifetime for fields in Brazil
caused by lower oil prices. The equity accounted increase of 6 million boe in purchases of reserves-in-place is in Argentina.
The following tables reflect the estimated oil, condensate, NGL and natural gas proved reserves at 31 December 2019 through 2022
and the changes therein.

Equinor 2022 Reserves Report

Consolidated companies Equity accounted
Net proved oil and condensate
reserves
(in million boe) Norway
Eurasia
excludin
g
Norway Africa USA
America
s
excludin
g USA Subtotal
Eurasia
excludin
g
Norway
America
s
excludin
g USA Subtotal Total
At 31 December 2019 1,463 168 137 383 369 2,518 56 - 56 2,575
Revisions and improved recovery 32 (12) 33 (55) (57) (58) (5) - (5) (63)
Extensions and discoveries 27 2 - 7 - 36 0 - 0 36
Purchases of reserves-in-place - - - - - - - 5 5 5
Sales of reserves-in-place - - - - - - - - - -
Production (193) (15) (39) (48) (25) (320) (1) (1) (2) (322)
At 31 December 2020 1,329 143 131 287 287 2,177 50 5 55 2,232
Revisions and improved recovery 153 (15) 18 23 61 240 17 0 17 257
Extensions and discoveries 14 0 - 1 210 225 2 12 14 239
Purchases of reserves-in-place - - - - - - - - - -
Sales of reserves-in-place - - - (57) (6) (63) - - - (63)
Production (200) (15) (32) (37) (19) (303) (5) (2) (7) (310)
At 31 December 2021 1,296 114 116 217 533 2,276 64 15 79 2,355
Revisions and improved recovery 133 (15) 40 32 3 192 0 (0) (0) 192
Extensions and discoveries 67 - - 1 - 68 - 7 7 75
Purchases of reserves-in-place 10 5 - - - 15 - - - 15
Sales of reserves-in-place (25) (10) - - - (35) (62) - (62) (97)
Production (188) (11) (32) (33) (23) (287) (1) (3) (4) (291)
At 31 December 2022 1,292 83 123 217 513 2,228 - 19 19 2,248
Proved developed oil and
condensate reserves
At 31 December 2019 691 44 124 278 254 1,392 5 - 5 1,396
At 31 December 2020 654 54 110 217 202 1,237 8 5 13 1,249
At 31 December 2021 702 47 104 161 205 1,218 22 10 31 1,249
At 31 December 2022 731 35 107 161 203 1,236 - 12 12 1,249
Proved undeveloped oil and
condensate reserves
At 31 December 2019 772 123 13 104 115 1,127 52 - 52 1,178
At 31 December 2020 676 88 21 70 86 940 42 0 42 982
At 31 December 2021 594 67 13 56 328 1,058 42 5 47 1,105
At 31 December 2022 562 48 17 56 309 992 - 7 7 999

Equinor 2022 Reserves Report

Consolidated companies Equity accounted
Net proved NGL reserves

(in million boe) Norway
Eurasia
excludin
g
Norway Africa USA
America
s
excludin
g USA Subtotal
Eurasia
excludin
g
Norway
America
s
excludin
g USA Subtotal Total
At 31 December 2019 254 - 18 65 - 337 - - - 337
Revisions and improved recovery (7) 0 2 (8) - (13) - - - (13)
Extensions and discoveries 0 - - 7 - 8 - - - 8
Purchases of reserves-in-place - - - - - - - - - -
Sales of reserves-in-place - - - - - - - - - -
Production (40) (0) (3) (11) - (54) - - - (54)
At 31 December 2020 208 0 17 53 - 278 - - - 278
Revisions and improved recovery 31 0 (1) 14 - 44 - - - 44
Extensions and discoveries 1 - - 4 - 5 - - - 5
Purchases of reserves-in-place - - - - - - - - - -
Sales of reserves-in-place - - - (17) - (17) - - - (17)
Production (38) (0) (3) (9) - (49) - - - (49)
At 31 December 2021 202 0 14 45 - 261 - - - 261
Revisions and improved recovery 13 0 (3) 13 - 23 - - - 23
Extensions and discoveries 26 - - 10 - 37 - - - 37
Purchases of reserves-in-place 4 3 - - - 7 - - - 7
Sales of reserves-in-place (3) - - - - (3) - - - (3)
Production (34) (0) (2) (8) - (45) - - - (45)
At 31 December 2022 209 3 8 60 - 280 - - - 280
Proved developed NGL reserves
At 31 December 2019 175 - 15 49 - 240 - - - 240
At 31 December 2020 141 0 15 47 - 204 - - - 204
At 31 December 2021 160 0 12 37 - 209 - - - 209
At 31 December 2022 149 3 8 51 - 210 - - - 210
Proved undeveloped NGL
reserves
At 31 December 2019 78 - 3 16 - 97 - - - 97
At 31 December 2020 66 (0) 2 6 - 74 - - - 74
At 31 December 2021 42 - 2 8 - 52 - - - 52
At 31 December 2022 60 0 0 9 - 70 - - - 70

Equinor 2022 Reserves Report

Consolidated companies Equity accounted
Net proved

natural gas reserves

(in billion cf) Norway
Eurasia
excludin
g
Norway Africa USA
America
s
excludin
g USA Subtotal Norway
Eurasia
excludin
g
Norway
America
s
excludin
g USA Subtotal Total
At 31 December 2019 14,330 111 241 2,371 8 17,060 - 295 - 295 17,355
Revisions and improved
recovery (195) (36) 29 (311) 8 (505) - (28) - (28) (534)
Extensions and discoveries 4 - - 485 - 488 - - - - 488
Purchases of reserves-in-
place
- - - - - - - - 4 4 4
Sales of reserves-in-place - - - - - - - - - - -
Production (1,425) (26) (42) (373) (9) (1,874) - (3) (1) (3) (1,878)
At 31 December 2020 12,714 49 227 2,171 7 15,169 - 264 3 267 15,436
Revisions and improved
recovery 1,576 46 (23) 231 7 1,837 - (183) 1 (182) 1,656
Extensions and discoveries 23 - - 313 - 337 - - 11 11 348
Purchases of reserves-in-
place
- - - - - - - - - - -
Sales of reserves-in-place - - - (87) - (87) - - - - (87)
Production (1,500) (20) (41) (396) (8) (1,966) - (3) (1) (5) (1,971)
At 31 December 2021 12,813 75 163 2,233 6 15,289 - 78 14 92 15,381
Revisions and improved
recovery 720 3 (44) 23 11 713 - 0 6 6 720
Extensions and discoveries 494 - - 434 - 928 - - 9 9 937
Purchases of reserves-in-
place
41 40 - - - 81 - - - - 81
Sales of reserves-in-place (79) - - - - (79) - (78) - (78) (157)
Production (1,608) (23) (28) (346) (7) (2,012) - (0) (2) (3) (2,015)
At 31 December 2022 12,380 94 91 2,344 10 14,920 - - 26 26 14,946
Proved developed natural
gas reserves
At 31 December 2019 9,417 111 217 1,645 8 11,398 - 67 - 67 11,465
At 31 December 2020 7,863 49 199 1,681 7 9,799 - 123 3 126 9,926
At 31 December 2021 11,145 75 145 1,845 5 13,217 - 19 9 28 13,244
At 31 December 2022 10,294 89 91 1,921 8 12,403 - - 17 17 12,420
Proved undeveloped natural
gas reserves
At 31 December 2019 4,912 0 23 726 - 5,662 - 228 - 228 5,889
At 31 December 2020 4,851 0 28 490 - 5,369 - 141 0 141 5,510
At 31 December 2021 1,667 - 17 387 0 2,072 - 59 5 64 2,136
At 31 December 2022 2,087 5 - 423 2 2,517 - - 9 9 2,526

Equinor 2022 Reserves Report

Consolidated companies Equity accounted
Net proved reserves

(in million boe) Norway
Eurasia
excludin
g
Norway Africa USA
America
s
excludin
g USA Subtotal
Eurasia
excludin
g
Norway
America
s
excludin
g USA Subtotal Total
At 31 December 2019 4,270 187 198 870 370 5,895 109 - 109 6,004
Revisions and improved recovery (9) (18) 40 (118) (55) (161) (10) - (10) (171)
Extensions and discoveries 28 2 - 101 - 131 0 - 0 131
Purchases of reserves-in-place - - - - - - - 6 6 6
Sales of reserves-in-place - - - - - - - - - -
Production (486) (20) (49) (126) (26) (708) (2) (1) (3) (710)
At 31 December 2020 3,802 151 189 727 289 5,158 97 5 102 5,260
Revisions and improved recovery 465 (6) 13 78 62 611 (16) 1 (15) 596
Extensions and discoveries 19 0 - 61 210 290 2 14 16 306
Purchases of reserves-in-place - - - - - - - - - -
Sales of reserves-in-place - - - (89) (6) (96) - - - (96)
Production (505) (18) (42) (117) (20) (703) (6) (2) (8) (710)
At 31 December 2021 3,781 127 159 660 534 5,261 77 18 95 5,356
Revisions and improved recovery 275 (14) 29 49 4 343 0 1 1 344
Extensions and discoveries 181 - - 89 - 269 - 9 9 278
Purchases of reserves-in-place 21 15 - - - 36 - - - 36
Sales of reserves-in-place (42) (10) - - - (52) (76) - (76) (128)
Production (508) (16) (40) (103) (24) (691) (1) (3) (5) (695)
At 31 December 2022 3,708 103 148 694 514 5,167 - 24 24 5,191
Proved developed reserves
At 31 December 2019 2,544 64 178 621 255 3,663 17 - 17 3,679
At 31 December 2020 2,196 63 161 564 203 3,187 30 5 35 3,222
At 31 December 2021 2,847 60 141 527 206 3,782 25 12 36 3,818
At 31 December 2022 2,714 53 131 554 205 3,656 - 16 16 3,672
Proved undeveloped reserves
At 31 December 2019 1,725 123 20 250 115 2,233 92 - 92 2,325
At 31 December 2020 1,606 88 28 163 86 1,971 67 0 67 2,038
At 31 December 2021 934 67 18 133 328 1,479 53 6 59 1,538
At 31 December 2022 994 50 17 140 310 1,510 - 9 9 1,519
The conversion rates used in this table are 1 standard cubic meter = 35.3 standard cubic feet, 1 standard cubic meter oil equivalent =
6.29 barrels of oil equivalent (boe) and 1,000 standard cubic meter gas = 1 standard cubic meter oil equivalent.
Standardised measure of discounted future net cash flows relating to proved oil and gas reserves

Equinor 2022 Reserves Report

The table below shows the standardised measure of future net cash flows relating to proved reserves. The analysis is computed in
accordance with Topic 932, by applying average market prices as defined by the SEC, year end costs, year end statutory tax rates and a discount factor of 10% to year end quantities of net proved reserves. The standardised measure of discounted future net cash
flows is a forward-looking statement.
Future price changes are limited to those provided by existing contractual arrangements at the end of each reporting year. Future
development and production costs are those estimated future expenditures necessary to develop and produce year end estimated
proved reserves based on year end cost indices, assuming continuation of year end economic conditions.

Pre-tax future net cash flow
is net of decommissioning and removal costs. Estimated future income taxes are calculated by applying the appropriate year end
statutory tax rates. These rates reflect allowable deductions and tax credits and are applied to estimated future pre-tax net cash flows,
less the tax basis of related assets. Discounted future net cash flows are calculated using a discount rate of 10% per year.
Discounting requires a year-by-year estimate of when future expenditures will be incurred and when reserves will be produced. The
standardised measure of discounted future net cash flows prescribed under Topic 932 requires assumptions as to the timing and amount of future development and production costs and income from the production of proved reserves. The information does not
represent management's estimate or Equinor's expected future cash flows or the value of its proved reserves and therefore should not
be relied upon as an indication of Equinor’s future cash flow or value of its proved reserves.

Equinor 2022 Reserves Report

At 31 December 2022
(in USD million) Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Consolidated companies
Future net cash inflows 620,024 11,225 13,955 35,382 50,744 731,330
Future development costs (15,595) (1,795) (1,012) (1,388) (3,830) (23,620)
Future production costs (60,837) (4,356) (3,706) (8,736) (19,807) (97,442)
Future income tax expenses (449,351) (1,725) (3,864) (5,402) (5,122) (465,465)
Future net cash flows 94,241 3,348 5,374 19,855 21,984 144,803
10% annual discount for estimated timing of

cash flows
(36,714) (954) (1,275) (7,124) (10,633) (56,701)
Standardised measure of discounted future net

cash flows
57,527 2,394 4,099 12,731 11,351 88,102
Equity accounted investments
Standardised measure of discounted future net

cash flows
- - - - 316 316
Total standardised measure of discounted future net cash
flows including equity accounted investments 57,527 2,394 4,099 12,731 11,667 88,418
At 31 December 2021
(in USD million) Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Consolidated companies
Future net cash inflows 287,382 8,705 9,619 21,486 35,236 362,429
Future development costs (10,999) (1,947) (685) (1,112) (4,186) (18,928)
Future production costs (53,251) (4,196) (3,380) (7,269) (16,782) (84,878)
Future income tax expenses (178,370) (352) (2,138) (2,686) (2,979) (186,525)
Future net cash flows 44,763 2,209 3,416 10,420 11,289 72,097
10% annual discount for estimated timing of

cash flows
(18,051) (652) (707) (3,406) (5,842) (28,658)
Standardised measure of discounted future net

cash flows
26,711 1,557 2,709 7,014 5,447 43,439
Equity accounted investments
Standardised measure of discounted future net

cash flows
- 224 - - 126 350
Total standardised measure of discounted future net cash
flows including equity accounted investments 26,711 1,782 2,709 7,014 5,573 43,789
At 31 December 2020
(in USD million) Norway
Eurasia
excluding
Norway Africa USA
Americas
excluding
USA Total
Consolidated companies
Future net cash inflows 107,618 6,610 7,234 14,892 10,685 147,039
Future development costs (11,209) (2,489) (682) (1,351) (1,534) (17,265)
Future production costs (42,410) (3,622) (3,170) (8,020) (7,568) (64,790)
Future income tax expenses (35,236) (209) (1,262) (965) (336) (38,008)
Future net cash flows 18,763 290 2,119 4,556 1,248 26,976
10% annual discount for estimated timing of

cash flows
(6,937) (80) (505) (1,269) 24 (8,768)
Standardised measure of discounted future net cash

flows
11,826 210 1,614 3,286 1,272 18,209
Equity accounted investments
Standardised measure of discounted future net

cash flows
- (32) - - 22 (10)

Equinor 2022 Reserves Report

Total standardised measure of discounted future net cash
flows including equity accounted investments 11,826 178 1,614 3,286 1,294 18,199

Equinor 2022 Reserves Report

Changes in the standardised measure of discounted

future net cash flows from proved reserves
(in USD million) 2022 2021 2020
Consolidated companies
Standardised measure at 1 January 43,439 18,209 35,173
Net change in sales and transfer prices and in production

(lifting) costs related to future production
231,555 126,974 (52,527)
Changes in estimated future development costs (4,739) (5,915) (1,547)
Sales and transfers of oil and gas produced

during the period, net of production cost
(91,580) (43,998) (15,180)
Net change due to extensions, discoveries,

and improved recovery
15,928 7,734 265
Net change due to purchases and sales of minerals

in place
386 (2,280) -
Net change due to revisions in quantity estimates 34,325 17,080 3,263
Previously estimated development costs incurred during

the period
6,691 6,619 6,558
Accretion of discount 15,063 4,078 9,087
Net change in income taxes (162,965) (85,062) 33,117
Total change in the standardised measure during the year 44,663 25,230 (16,965)
Standardised measure at 31 December 88,102 43,439 18,209
Equity accounted investments
Standardised measure at 31 December 316 350 (10)
Standardised measure at 31 December including

equity accounted investments
88,418 43,789 18,199
In this table each line item presents the sources of changes in the standardised measure of value on a discounted basis, with the
accretion of discount line item reflecting the increase in the net discounted value of the proved oil and gas reserves due to the fact that
the future cash flows are now one year closer in time.
The standardised measure at the beginning of the year represents the discounted net present value after deductions of both future
development costs, production costs and taxes. The line item Net change in sales and transfer prices and in production (lifting) costs
related to future production is, on the other hand, related to the future net cash flows at 31 December 2021. The proved reserves at 31
December 2021 were multiplied by the actual change in price, and change in unit of production costs,

to arrive at the net effect of
changes in price and production costs. Development costs and taxes are reflected in the line items Change in estimated future
development costs and Net change in income taxes and are not included in the Net change in sales and transfer prices and in
production (lifting) costs related to future production.

Equinor 2022 Reserves Report

Terms

and abbreviations
Organisational abbreviations

●

ACG - Azeri-Chirag-Gunashli
●

CAPEX - Capital expenditure
●

IOR - Improved oil recovery
●

LPG - Liquefied petroleum gas
●

NCS - Norwegian continental shelf
●

NGL - Natural gas liquids
●

OECD - Organisation of Economic Co-Operation and

Development
●

PDO - Plan for development and operation
●

PSA - Production sharing agreement
●

SDFI - Norwegian State's Direct Financial Interest
●

SEC - US Securities and Exchange Commission
●

UKCS - UK continental shelf
●

USA - United States of America
●

USD - United States dollar
Measurement abbreviations etc.
●

one billion - one thousand million
●

bbl - barrel
●

mmbbl - million barrels
●

boe - barrels of oil equivalent
●

mmboe - million barrels

of oil equivalent
●

cf - cubic feet
●

mmmcf - billion cubic feet
●

MMBtu - million british thermal units
●

bcm - billion cubic metres of natural gas
Equivalent measurements are based upon
●

1 barrel equals 0.134 tonnes of oil (33 degrees

API)
●

1 barrel equals 0.159 standard cubic metres
●

1 barrel of oil equivalent equals 1 barrel

of crude oil
●

1 barrel of oil equivalent equals 159 standard

cubic metres of natural gas
●

1 barrel of oil equivalent equals 5,612 cubic

feet of natural gas
●

1 barrel of oil equivalent equals 0.0837 tonnes of

NGLs
●

1 billion standard cubic metres of natural gas equals

1 million standard cubic metres of oil equivalent
●

1 cubic metre equals 35.3 cubic feet
●

1 cubic metre of natural gas equals 1 standard

cubic metre of natural gas
●

1,000 standard cubic meter gas equals 1 standard

cubic meter oil equivalent
●

1,000 standard cubic metres of natural gas equals

6.29 boe
●

1 standard cubic foot equals 0.0283 standard

cubic metres
●

1 standard cubic foot equals 1000 British thermal units

(btu)
●

1 tonne of NGLs equals 1.9 standard

cubic metres of oil equivalent
Miscellaneous terms
●

Appraisal well: A well drilled to establish the extent

and the size of a discovery.
●

BOE (barrels of oil equivalent): A measure

to quantify crude oil, natural gas liquids and natural

gas amounts using the same basis.
Natural gas volumes are converted to barrels on

the basis of energy content.
●

Condensates: The heavier natural gas components,

such as pentane, hexane, iceptane and so

forth, which are liquid under atmospheric
pressure – also called natural gasoline or naphtha.
●

Development: The drilling, construction, and related activities following discovery that are necessary to

begin production of crude oil and
natural gas fields.
●

Equity and entitlement volumes of oil and gas:

Equity volumes represent volumes produced under

a production sharing agreement (PSA)
that correspond to Equinor's percentage ownership in

a particular field. Entitlement volumes, on the other

hand, represent Equinor's
share of the volumes distributed to the partners in

the field, which are subject to deductions

for, among other things, royalties and the
host government's share of profit oil. Under

the terms of a PSA, the amount of profit oil deducted

from equity volumes will normally
increase with the cumulative return on investment

to the partners and/or production from the

licence. The distinction between equity and
entitlement is relevant to most PSA regimes, whereas

it is not applicable in most concessionary regimes

such as those in Norway, the
United Kingdom,

Canada and Brazil. The overview of equity production

provides additional information for readers, as certain

costs
described in the profit and loss analysis were

directly associated with equity volumes produced

during the reported years.
●

IOR (improved oil recovery): Actual measures resulting

in an increased oil recovery factor from

a reservoir as compared with the
expected value at a certain reference point in time.

IOR comprises both of conventional and emerging

technologies.
●

Liquids: Refers to oil, condensates and NGL.

Equinor 2022 Reserves Report

●

LPG (liquefied petroleum gas): Consists primarily

of propane and butane, which turn liquid under

a pressure of six to seven atmospheres.
LPG is shipped in special vessels.
●

Natural gas: Petroleum that consists principally of

light hydrocarbons. It can be divided into 1)

lean gas, primarily methane but often
containing some ethane and smaller quantities of

heavier hydrocarbons (also called sales gas) and

2) wet gas, primarily ethane, propane
and butane as well as smaller amounts of heavier

hydrocarbons; partially liquid under atmospheric

pressure.
●

NGL (natural gas liquids): Light hydrocarbons mainly

consisting of ethane, propane and butane which

are liquid under pressure at normal
temperature.
●

Petroleum: A collective term for hydrocarbons, whether

solid, liquid or gaseous. Hydrocarbons are compounds

formed from the elements
hydrogen (H) and carbon (C). The proportion

of different compounds, from methane and ethane up

to the heaviest components, in a
petroleum find varies from discovery to discovery. If a reservoir primarily contains light hydrocarbons, it is described as a gas field.

If
heavier hydrocarbons predominate, it is described

as an oil field. An oil field may feature free gas

above the oil and contain a quantity of
light hydrocarbons, also called associated gas.
●

Proved reserves: Reserves claimed to have a

reasonable certainty (normally at least 90% confidence)

of being recoverable under
existing economic and political conditions and using

existing technology. They are the only type the US Securities and Exchange
Commission allows oil companies to report.